UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2009

Sirius XM Radio Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24710	52-1700207
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     We have entered into agreements pursuant to which Liberty Media Corporation and its affiliate, Liberty Radio, LLC, will invest an aggregate of $530 million in the form of loans and will receive a significant equity interest in us. The investments are expected to be funded in two separate phases.

Phase One: $280 Million Sirius Credit Agreement

     On February 17, 2009, we entered into a Credit Agreement (the “Sirius Credit Agreement”) with Liberty Media Corporation, as administrative agent and collateral agent. The Sirius Credit Agreement provides for a $250 million term loan and $30 million of purchase money loans. Concurrently with entering into the Sirius Credit Agreement, we borrowed $250 million under the term loan facility. The proceeds of the term loan will be used (i) to repay at maturity our outstanding 2½% Convertible Notes due February 17, 2009 and (ii) for general corporate purposes, including related transaction costs.

     The loans under the Sirius Credit Agreement bear interest at a rate of 15% per annum. Commencing on March 31, 2010, the loans amortize in quarterly installments equal to: (i) 0.25% of the aggregate principal amount of the loans outstanding on January 1, 2010 and (ii) after December 31, 2011, 25% of the aggregate principal amount of the loans outstanding on January 1, 2012. The loan matures on December 20, 2012. We paid Liberty Media Corporation a structuring fee of $30 million in connection with the Sirius Credit Agreement. In addition, we will pay a commitment fee of 2.0% per annum on the unused portion of the purchase money loan facility. If, prior to December 31, 2009, we elect to terminate the Investment Agreement (as defined below), the lenders under the Sirius Credit Agreement may require prompt repayment at 105% of face amount.

     The loans under the Sirius Credit Agreement are guaranteed by Sirius Asset Management Company LLC and Satellite CD Radio, Inc., our wholly owned subsidiaries. The loans are secured by a lien on substantially all of our assets. The affirmative covenants, negative covenants and event of default provisions in the Sirius Credit Agreement are substantially similar to those in the Term Credit Agreement, dated as of June 20, 2007, among us, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

Phase Two: Investment Agreement

     On February 17, 2009, we entered into an Investment Agreement (the “Investment Agreement”) with Liberty Radio, LLC (the “Purchaser”), an indirect wholly-owned subsidiary of Liberty Media Corporation. Pursuant to the Investment Agreement, we agreed to issue to the Purchaser 12,500,000 shares of convertible preferred stock with a liquidation preference of $0.001 per share in partial consideration for the loan investments described herein.

     Upon expiration of the applicable waiting period under the Hart-Scott-Rodino Act, the preferred stock will be convertible into 40% of our outstanding shares of common stock (after giving effect to such conversion). Issuance of the preferred stock is subject to the satisfaction of certain conditions, including the conditions to funding under the XM Credit Agreement described below.

     Pursuant to the Investment Agreement, we have agreed to various covenants and agreements, including not to solicit or encourage alternative transactions or, subject to certain exceptions, to enter into discussions concerning, provide confidential information in connection with, or approve or recommend, any alternative transaction until April 15, 2009. If, prior to April 15, 2009, we receive an alternative proposal that our Board of Directors concludes in good faith is a Superior Proposal (as defined below), our Board of Directors may terminate the Investment Agreement in order to transact the Superior Proposal. After April 15, 2009, we may terminate the Investment Agreement if our Board of Directors determines it is in our best interests to do so. In either of those events, we will pay the Purchaser a termination fee of $7 million. “Superior Proposal” means a bona fide written alternative proposal that our Board of Directors in good faith determines, after consultation with its legal and financial advisors, would, if accepted, be reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the Investment Agreement.

     The Purchaser has agreed not to acquire more than 49.9% of our outstanding common stock for three years. Certain of the standstill restrictions will cease to apply after two years.

Phase Two: The Preferred Stock

     The preferred stock will be issued concurrently with the funding under the XM Credit Agreement described below. The rights, preferences and privileges of the preferred stock will be set forth in a Certificate of Designations to be filed with the Secretary of State of the State of Delaware. The preferred stock is convertible at any time, at the option of the holder, into shares of our common stock equal to 40% of our outstanding common stock (after giving effect to such conversion).

     The holders of the preferred stock are entitled to appoint a proportionate number of our board of directors based on their ownership levels from time to time. The Certificate of Designations also provides that so long as the Purchaser beneficially owns at least half of its initial equity investment, we will need the consent of the Purchaser for certain actions, including:

  the grant or issuance of our equity securities;

  any merger or sale of all or substantially all of our assets;

  any acquisition or disposition of assets other than in the ordinary course of business above certain thresholds;

  the incurrence of debt in amounts greater than a stated threshold;

  engaging in a business different than the business currently conducted by us; and

  amending our certificate of incorporation or by-laws in a manner that materially adversely affects the holders of the preferred stock.

     The preferred stock will, with respect to dividend rights, rank on a parity with our common stock, and with respect to rights on liquidation, winding-up and dissolution, rank senior to our common stock. Dividends on the preferred stock are payable, on a non-cumulative basis, as and if declared on our common stock, in cash, on an as-converted basis.

Phase Two: $150 Million XM Credit Agreement

     On February 17, 2009, XM Satellite Radio Inc. (“XM”) entered into a Credit Agreement (the “XM Credit Agreement”) with Liberty Media Corporation, as administrative agent and collateral agent. The XM Credit Agreement provides for a $150 million term loan. The term loan facility will be available in two drawings. The term loans bear interest at a rate of 15% per annum, and mature on May 1, 2011. XM will pay a commitment fee of 2.0% per annum on the undrawn portion of the term loan facility.

     The loans under the XM Credit Agreement are guaranteed by XM Radio Inc. and XM Equipment Leasing LLC. The term loan facility is secured by a lien on substantially all of XM’s assets. The affirmative covenants, negative covenants and event of default provisions in the XM Credit Agreement are substantially similar to those in the Credit Agreement, dated as of June 26, 2008, among XM, XM Satellite Radio Holdings Inc., the lenders named therein and UBS, as administrative agent.

     The closing and funding of the XM Credit Agreement is subject to several conditions, including: (i) XM’s existing credit agreements being amended to extend the maturity of the loans to a date and on terms reasonably satisfactory to Liberty Media Corporation, (ii) Liberty Media Corporation purchasing assignments of loans outstanding under such existing credit facilities in an aggregate principal amount of up to $100 million, (iii) delivery of a report from our auditors in respect of fiscal year 2008 without any “going concern” or like qualification (or receipt of a waiver from certain lenders), and (iv) issuance of the preferred stock under the Investment Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant

     The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

     Pursuant to the Investment Agreement, we have agreed to issue 12,500,000 shares of the preferred stock in consideration for the investments described herein. The preferred stock was offered to the Purchaser in an offering exempt from the Securities Act registration requirements under Section 4(2) of the Securities Act of 1933. Upon election of the holders of such preferred stock, the shares of the preferred stock will be convertible into a number of shares of our common stock determined pursuant to the conversion rate set forth in the Certificate of Designations.

     As of February 13, 2009, 3,793,193,708 shares of our common stock were outstanding.

Item 8.01	Other Events

     On February 17, 2009, we issued a press release announcing, among other things, that we had entered into the Investment Agreement, the Sirius Credit Agreement and the XM Credit Agreement. The press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits

     (d) Exhibits

Exhibit No.	Exhibit Description

Exhibit 99.1	Press Release issued by Sirius XM Radio and Liberty Media on February 17, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

Date: February 17, 2009	By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary